Exhibit 99.1

Contact:                                                Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 16, 2014)  —  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 28, 2014 of $4,280,800 (or $.82 per share diluted) compared to net income of $4,336,900 (or $.83 per share diluted) in the second quarter of 2013.  For the six months ended June 28, 2014, net income was $8,832,700 (or $1.67 per share diluted) compared to net income of $8,394,400 (or $1.61 per share diluted) for the same period last year.

“Our franchising business continued to show steady growth in both royalties and new stores during the second quarter, while expenses increased as we continue to invest in our new Style Encore concept,” noted John Morgan, Chairman and Chief Executive Officer.  “Profits from our leasing business were lower when compared to last year due to the timing of customer activity in our portfolio, which is unpredictable and will vary from quarter to quarter.  Long-term growth in the leasing portfolio is a key indicator of future profits from our leasing business, and our leasing portfolio grew by fifteen percent from the end of last year.  Additionally, the increase in debt during the quarter was primarily due to the Company’s repurchase of common stock,” Mr. Morgan added.

Winmark Corporation creates, supports and finances business.  At June 28, 2014, there were 1,047 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 104 retail franchises have been awarded but are not open.  In addition, at June 28, 2014, the Company had a lease portfolio equal to $43.2 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	June 28, 2014	December 28, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$2,144,700	$10,642,600
Marketable securities	839,900	736,500
Receivables, net	1,088,000	1,205,500
Net investment in leases - current	21,023,400	17,239,900
Income tax receivable	748,500	166,500
Inventories	78,600	96,700
Prepaid expenses	393,500	587,300
Total current assets	26,316,600	30,675,000
Net investment in leases — long-term	22,203,600	20,301,400
Property and equipment, net	1,517,700	1,382,200
Other assets	677,500	677,500
	$50,715,400	$53,036,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$23,100,000	$—
Accounts payable	1,423,500	2,441,400
Accrued liabilities	2,571,300	1,233,100
Discounted lease rentals	313,600	424,900
Deferred revenue	2,116,800	2,199,900
Deferred income taxes	3,276,600	4,208,200
Total current liabilities	32,801,800	10,507,500
Long-Term Liabilities:
Discounted lease rentals	149,600	277,400
Deferred revenue	1,266,300	1,180,700
Other liabilities	1,433,800	1,489,000
Deferred income taxes	465,700	1,436,800
Total long-term liabilities	3,315,400	4,383,900
Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,062,380 and 5,143,530 shares issued and outstanding	—	2,949,500
Accumulated other comprehensive loss	(3,200)	(4,100)
Retained earnings	14,601,400	35,199,300
Total shareholders’ equity	14,598,200	38,144,700
	$50,715,400	$53,036,100

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
REVENUE:
Royalties	$9,200,800	$8,608,200	$18,010,800	$17,083,100
Leasing income	3,157,600	4,130,200	7,533,200	7,538,000
Merchandise sales	685,800	557,400	1,473,800	1,223,100
Franchise fees	607,500	389,600	956,500	804,200
Other	387,200	338,100	617,200	523,500
Total revenue	14,038,900	14,023,500	28,591,500	27,171,900
COST OF MERCHANDISE SOLD	659,300	524,400	1,414,000	1,165,500
LEASING EXPENSE	119,100	610,500	425,700	890,200
PROVISION FOR CREDIT LOSSES	(11,100)	(51,700)	27,800	(37,900)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,179,000	5,879,100	12,196,900	11,417,000
Income from operations	7,092,600	7,061,200	14,527,100	13,737,100
INTEREST EXPENSE	(144,100)	(55,100)	(206,200)	(144,600)
INTEREST AND OTHER INCOME (EXPENSE)	900	(100)	1,000	(10,300)
Income before income taxes	6,949,400	7,006,000	14,321,900	13,582,200
PROVISION FOR INCOME TAXES	(2,668,600)	(2,669,100)	(5,489,200)	(5,187,800)
NET INCOME	$4,280,800	$4,336,900	$8,832,700	$8,394,400
EARNINGS PER SHARE — BASIC	$.84	$.86	$1.72	$1.68
EARNINGS PER SHARE — DILUTED	$.82	$.83	$1.67	$1.61
WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	5,109,049	5,024,284	5,128,789	5,010,803
WEIGHTED AVERAGE SHARES OUTSTANDING — DILUTED	5,243,123	5,200,592	5,275,539	5,201,644